Filed Pursuant to Rule 433
Registration Statement No. 333-275898
Royal Bank of Canada Market Linked Securities
Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Common Stock of Humana Inc. due April 21, 2027
Term Sheet to Preliminary Pricing Supplement No. WFC248 dated April 4, 2024

Summary of Terms
Issuer :	Royal Bank of Canada (the “Bank”)
Market Measure:	The common stock of Humana Inc. (the “Underlying Stock”)
Pricing Date*:	April 16, 2024
Issue Date*:	April 19, 2024
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:
If the stock closing price of the Underlying Stock on the call date is greater than or equal to its starting price, the securities will be automatically called, and on the call settlement date, investors will receive the face amount plus the call premium.

Call Date*:	April 21, 2025
Call Premium:	At least 11.75% of the face amount (to be determined on the pricing date)
Call Settlement Date:	Three business days after the call date.
Maturity Payment Amount, if the Securities Are Not Automatically Called (per security):
•     if the ending price is greater than the starting price:
$1,000 plus: $1,000 × underlying stock return × upside participation rate;
•     if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price:
$1,000; or
•    if the ending price is less than the threshold price:
$1,000 + [$1,000 × (underlying stock return + buffer amount)]

Final Calculation Day*:	April 16, 2027
Stated Maturity Date*:	April 21, 2027
Starting Price:	The stock closing price of the Underlying Stock on the pricing date
Ending Price:	The stock closing price of the Underlying Stock on the calculation day
Threshold Price:	85% of the starting price
Buffer Amount:	15%
Upside Participation Rate:	150%
Underlying Stock Return:	(ending price – starting price) / starting price
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	78017FST1
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change
** In addition, selected dealers may receive a fee of up to 0.35% for marketing and other services.
Hypothetical Payout Profile***
***assumes a call premium equal to the lowest possible call premium that will be determined on the pricing date.
If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Underlying Stock beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Underlying Stock at the upside participation rate.
If the securities are not automatically called, and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Underlying Stock in excess of the buffer amount, and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.
The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $900.00 and $948.48 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1000275/000114036124018002/ef20026010_424b2.htm
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.
Risks Relating To The Terms And Structure Of The Securities
•	If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.
•	If The Securities Are Automatically Called, Your Return Will Be Limited to the Call Premium.
•	You Will Be Subject To Reinvestment Risk.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To Credit Risk.
•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.
•	The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	Our Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.
•	The Initial Estimated Value Of The Securities Is An Estimate Only, Calculated As Of The Time The Terms Of The Securities Are Set.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
Risks Relating To The Underlying Stock
•	The Securities Will Be Subject To Single Stock Risk.
•
Whether The Securities Will Be Automatically Called And The Payment At Stated Maturity Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To A Variety Of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

Risks Relating To Conflicts Of Interest
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.